Exhibit 12

September 23, 2016

ManeGain, Inc.

12400 Hwy 71, #350-256

Austin, Texas 78738

RE: Regulation A Offering Statement on 1-A

Ladies and Gentlemen:

We have acted as counsel to ManeGain, Inc., a Texas corporation (the “Company”), in connection with the preparation and filing of its Regulation A Offering Statement on Form 1-A (Offering File No. xxx-xxxxxx), as amended and as may be subsequently amended (the “Offering Statement”), filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the sale by the Company of up to 1,000,000 shares (the “Shares”) of the Company’s Series A Preferred Stock, par value $0.001 per share (“Preferred Stock”).

This opinion is being furnished in accordance with the requirements of Item 17, Section 12 of Form 1-A.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Certificate of Formation of the Company on file with the Secretary of State of the State of Texas, as amended (the “Certificate of Formation”), (ii) the Certificate of Designation of Series A Preferred Stock on file with the Secretary of State of the State of Texas (the “Certificate of Designation”), (iii) the Bylaws of the Company as in effect on the date hereof and at the time of the adoption of the resolutions by the Board of Directors of the Company approving the issuance of the Shares, as certified to us by a Company officer, (iv) the Offering Statement, (v) a subscription agreement to be entered into by the Company and the purchasers of Shares offered by the Offering Statement (the “Subscription Agreement”), (vi) certain resolutions of the Board of Directors of the Company, as certified to us by a Company officer, and (vii) such other documents and records as we have deemed necessary and relevant for purposes hereof. We have relied upon certificates of public officials and officers of the Company as to certain matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary and relevant as a basis hereof. As to all matters of fact material to such opinion, we have relied upon representations of officers of the Company.

In our examination, we have assumed and have not independently established or verified (i) the genuineness of all signatures, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals, and (iv) the conformity to the authentic originals of all documents supplied to us as certified, conformed, photostatic or faxed copies.

Based upon the foregoing, and subject to the limitations and assumptions set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that when issued, sold and paid for in accordance with the Subscription Agreement, the Shares will be validly issued, fully paid and non-assessable.

The foregoing opinion is based on and is limited to the Texas Business Organization Code (which is deemed to include the statutory provisions thereof and reported judicial opinions interpreting the foregoing), and we render no opinion with respect to the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Offering Statement. In giving these consents, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations issued thereunder.

ManeGain, Inc.

September 23, 2016

This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein, or of any subsequent changes in applicable law.

Respectfully submitted,

/s/ Andrews Kurth LLP

Andrews Kurth LLP